File No. 333-110040
                                                      Filed under Rule 424(b)(3)


                PROSPECTUS SUPPLEMENT NO. 3 DATED AUGUST 16, 2005


          To the Prospectus dated October 28, 2003, as supplemented by
               Prospectus Supplement No. 1 dated November 6, 2003
             and Prospectus Supplement No. 2 dated November 29, 2004


                               CYTOGEN CORPORATION

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     The information in this Prospectus Supplement No. 3 supplements, and should be read in conjunction with, the Prospectus dated October 28, 2003 as supplemented by Prospectus Supplement No. 1 dated November 6, 2003 and Prospectus Supplement No. 2 dated November 29, 2004 of Cytogen Corporation, a Delaware corporation, relating to $60,000,000 in shares of our common stock that we may offer and sell from time to time. We will receive all of the proceeds from any shares sold. The prospectus was filed as part of our registration statement on Form S-3 (No. 333-110040).

     We are offering 92,799 shares of our common stock pursuant to this prospectus supplement and the accompanying prospectus as supplemented.

     Our common stock is quoted on the Nasdaq National Market under the symbol "CYTO." On August 10, 2005, the last reported sale price of our common stock on the Nasdaq National Market was $4.81 per share.

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     Investing  in our common  stock  involves a high degree of risk.  See "Risk
Factors" beginning on page 4 of the prospectus.

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     Neither the  Securities and Exchange  Commission  nor any state  securities commission has approved or disapproved of these securities or determined if this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

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     No dealer,  salesperson or any other person has been authorized to give any information or make any representations not contained in this prospectus supplement or the prospectus, as previously supplemented, and, if given or made, the information or representations must not be relied upon as having been authorized by us. This prospectus supplement and the prospectus, as previously supplemented, do not constitute an offer to sell, or a solicitation of an offer to buy, any securities to any person in any jurisdiction where such an offer or solicitation would be unlawful. Neither the delivery of this prospectus supplement or the prospectus, as previously supplemented, nor any sale made hereunder or thereunder shall, under any circumstance, create any implication that the information contained herein or therein is correct as of any time subsequent to the date hereof.

Issuance of Common Stock

     On November 19, 2004, we entered into Addendum No. 2 to the Stock Exchange Agreement dated as of June 15, 1999, as amended, among the Company and the stockholders and debtholders of Prostagen, Inc. Such Addendum provides that we will deliver such number of shares of our common stock having a value equal to $500,000 upon the achievement of certain milestones in our prostate specific membrane antigen, or PSMA, program. We are hereby registering 92,799 shares of our common stock to be issued to the stockholders and debtholders of Prostagen in connection with the achievement of certain milestones in our PSMA program as set forth in Addendum No. 2. The prospectus provides for the sale of up to $60,000,000 in registered shares of our common stock.


                                  THE OFFERING


Common stock offered in this offering:                         92,799 shares


Common stock outstanding before this offering:                 18,683,123 shares


Common stock to be outstanding after this offering:            18,775,922 shares


Nasdaq National Market symbol:                                 CYTO


The information above is based on 18,683,123 shares of our common stock outstanding as of August 10, 2005. It does not include:

      o 1,278,226 shares of our common stock issuable upon the exercise of stock options outstanding as of June 30, 2005 at a weighted average exercise price of $9.37 per share;


      o 1,908,122 shares of common stock issuable upon the exercise of warrants outstanding as of June 30, 2005 at a weighted average exercise price of $11.32 per share; and


      o 601,924 shares of common stock reserved for future awards under our stock incentive plans and stock purchase plan as of June 30, 2005.


In June 2005, the Company awarded an aggregate of 168,600 shares of restricted common stock to employees of the Company pursuant to the terms of the Company's 2004 Stock Incentive Plan. Such restricted shares are subject to future vesting and will be issued upon the satisfaction of such vesting provisions and other terms and conditions related thereto.

                                 August 16, 2005